Exhibit 99.1

NEWS RELEASE

Media contact:	Stephanie Hoff, Director of Corporate Communications, (218) 739-8535 or (218) 205-6179
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release:	February 17, 2020	Financial Media

Otter Tail Corporation Reports a 5.3 Percent Increase in 2019 Diluted Earnings per Share to $2.17, Increases Quarterly Dividend 5.7 Percent, Announces 2020 Earnings Guidance of $2.22 to $2.37 per Share

FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the year ended December 31, 2019.

2019 Summary:

	4Q19	4Q18	2019	2018
Operating Revenues (in millions)	$215.7	$221.2	$919.5	$916.4
Net Income (in millions)	$20.4	$14.2	$86.8	$82.3
Diluted Earnings Per Share	$0.51	$0.35	$2.17	$2.06

2019 Highlights

●	Consolidated operating revenues increased to $919.5 million in 2019 compared to $916.4 million in 2018.

●	Consolidated net income increased 5.5% to $86.8 million.

●	Diluted earnings per share increased $0.11 or 5.3%.

●

The corporation’s board of directors increased the quarterly common stock dividend to $0.37 per share, an indicated annual dividend rate of $1.48 per share and a 5.7% increase from $1.40 per share in 2019. The dividend is payable on March 10, 2020 to shareholders of record on February 14, 2020.

●	The corporation expects 2020 diluted earnings per share to be in a range of $2.22 to $2.37.

CEO Overview

“Our team of employees once again achieved strong financial results in 2019, increasing diluted earnings per share to $2.17,” said President and CEO Chuck MacFarlane. “Our Electric segment led our increase in net income, which improved year-over-year earnings by $4.6 million. Manufacturing segment earnings were flat year over year and our Plastics segment experienced a $3.2 million decline in earnings due to lower volumes and lower operating margins. Corporate costs improved by $3.1 million.

“Construction of Otter Tail Power Company’s $258 million, 150-megawatt Merricourt Wind Energy Center in southeastern North Dakota began in August with completion anticipated in October 2020. The project is on budget and continues to have excellent safety performance with no recordable incidents. We project our customers will receive approximately 30 percent of their energy from renewable resources we own or secure through power-purchase agreements by 2021. Construction of our $158 million 245-megawatt Astoria Station natural gas-fired combustion turbine generation project continues to be on schedule and on budget with a commercial operation date expected in late 2020 or early 2021.

“Rate riders are in place or expected to be in place in 2020, providing returns on amounts invested in the Merricourt Wind Energy Center and Astoria Station projects while under construction. The exception is the Minnesota portion of the Astoria Station costs and we will continue to capitalize an allowance for funds used during construction (AFUDC) on the Minnesota share of Astoria Station costs until recovery under interim or general rates commences.

“Otter Tail Power Company has approximately $45 million in planned MISO self-fund transmission investments for generator interconnections in the 2019 through 2021 time period. “Self-fund” is a transmission investment election made by transmission owners in MISO to fund the initial investment of transmission network upgrades required for generator interconnection and to recover and earn a return on the investment from the interconnection customer over 20 years. As of December 31, 2019, Otter Tail Power Company had Federal Energy Regulatory Commission (FERC) approval of several agreements providing for recovery on approximately $12 million in self-fund investments.

“Otter Tail Power Company continues to benefit from strong rate base growth investments and expects to invest $897 million in capital projects from 2020 through 2024, including investments in renewable generation and Astoria Station. This results in a projected compounded annual growth rate of 8.2 percent in utility rate base from year-end 2019 through 2024 and is expected to deliver value to customers and shareholders. We continue to make system investments to meet our customers’ expectations and enable us to work smarter, reduce emissions and improve reliability and safety.

“Our strategic initiatives to grow our businesses, achieve operational and commercial excellence, and develop our talent are strengthening our position in the markets we serve. We remain confident in our ability to grow earnings per share in the range of 5 to 7 percent compounded annually from a base of $2.17 in 2019. And we are announcing our 2020 earnings per share guidance to be in the range of $2.22-$2.37.”

Cash Flows and Liquidity

Our consolidated cash provided by operating activities for the year ended December 31, 2019 was $185.0 million compared with $143.4 million for the year ended December 31, 2018. Primary reasons for the $41.6 million increase in net cash provided by operating activities between the periods were:

●	A $23.1 million decrease in cash used for working capital items mainly due to significant changes in inventories, accounts payable and accounts receivable between the periods.

○

Inventory balances decreased by $8.4 million during 2019 compared to an increase of $18.2 million in 2018. This change is due to decreases in raw material costs, primarily steel, from 2018 to 2019 and lower sales volumes in the Plastics segment during 2019 compared to sales levels in 2018.

○

The level of increases in accounts receivable declined by $6.7 million from 2018 to 2019, primarily due to higher raw material costs reflected in customer billings in 2018 when compared with 2019. Our average collection period on a consolidated basis remained steady at approximately 31 days.

○

The reductions in cash used for inventories and accounts receivable between the years were partially offset by a $15.2 million reduction in cash from an increase in accounts payable and other current liabilities in 2018 compared with essentially no change in these items in 2019. The primary reason for the increase in accounts payable and other current liabilities in 2018 was due to the recording of refunds for the TCJA and interim rate refunds in North Dakota and South Dakota.

●

An $11.2 million increase from changes in regulatory asset and liability balances related to fuel cost and Minnesota environmental cost recovery riders included in changes in deferred debits and other assets and changes in noncurrent liabilities and deferred credits.

●	A $4.5 million increase in net income.

●	A $3.4 million increase in depreciation and amortization expense.

●	A $1.5 million increase in non-cash stock-based compensation expense in 2019.

These items were partially offset by:

●	A $2.5 million increase in discretionary contributions to the corporation’s funded pension plan in 2019.

The following table presents the status of the corporation’s lines of credit:

(in thousands)	Line Limit	In Use On December 31, 2019	Restricted due to Outstanding Letters of Credit	Available on December 31, 2019	Available on December 31, 2018
Otter Tail Corporation Credit Agreement	$170,000	$6,000	$--	$164,000	$120,785
Otter Tail Power Company Credit Agreement	170,000	--	15,476	154,524	160,316
Total	$340,000	$6,000	$15,476	$318,524	$281,101

Both credit agreements are currently in place until October 31, 2024.

2019 Segment Performance Summary

Electric

($s in thousands)	2019	2018	Change	% Change
Retail Electric Revenues	$406,478	$388,251	$18,227	4.7
Transmission Services Revenues	40,542	46,947	(6,405)	(13.6)
Wholesale Electric Revenues	5,007	7,735	(2,728)	(35.3)
Other Electric Revenues	7,070	7,322	(252)	(3.4)
Total Electric Revenues	$459,097	$450,255	$8,842	2.0
Net Income	$59,046	$54,431	$4,615	8.5
Retail Megawatt-hour Sales	4,969,089	4,976,960	(7,871)	(0.2)
Heating Degree Days	7,240	6,904	336	4.9
Cooling Degree Days	392	567	(175)	(30.9)

Results of operations for the Electric segment are impacted by fluctuations in weather conditions and the resulting demand for electricity for heating and cooling. The following table shows heating and cooling degree days as a percent of normal.

	2019	2018
Heating Degree Days	115.6%	111.0%
Cooling Degree Days	85.0%	123.5%

The following table summarizes the estimated effect on diluted earnings per share of the difference in retail kilowatt-hour (kwh) sales under actual weather conditions and expected retail kwh sales under normal weather conditions in 2019 and 2018 and between the years.

	2019 vs Normal	2018 vs Normal	2019 vs 2018
Effect on Diluted Earnings Per Share	$ 0.078	$ 0.073	$ 0.005

Electric Revenue

The $18.2 million increase in retail electric revenue includes:

●	A $10.4 million increase in transmission cost recovery revenues due to recent investments in transmission infrastructure and transmission costs not currently recovered in base rates.

●

A $2.4 million increase in Minnesota Renewable Resource Adjustment (RRA) rider revenues due to increased cost recovery requirements resulting from the expiration of federal production tax credits (PTCs) in November 2018 on a company-owned wind farm.

●	A $2.3 million increase in retail revenue related to the recovery of fuel and purchased power costs incurred to serve retail customers.

●	A $1.9 million increase in retail revenue in South Dakota due to the reversal of a tax refund provision in connection with OTP's 2018 South Dakota rate case settlement agreement.

●	A $1.4 million increase in average electric prices mainly related to interim and final rate increases in South Dakota.

●

A $0.9 million increase in revenue related to the establishment of a generation cost recovery rider in North Dakota in 2019 to provide for a return on funds invested in Astoria Station during its construction phase.

●	A $0.3 million increase in revenue related to the recovery of increased conservation improvement program expenditures in 2019.

●	A $0.3 million increase in revenue mainly driven by a 4.9% increase in heating degree days in 2019 partially offset by a 30.9% decrease in cooling degree days between the years.

These items were partially offset by a $1.8 million decrease in retail revenue due to a decrease in kwh sales to residential customers.

Transmission services revenues decreased $6.4 million mainly due to a $5.0 million decrease associated with reductions in capital spending and collections through the Midcontinent Independent System Operator, Inc. (MISO) tariff. Otter Tail Power Company also recorded an additional $1.4 million estimated refund obligation due to a November 21, 2019 FERC ruling related to the methodology used to determine the Return on Equity (ROE) component of the transmission rate under the MISO tariff. This is mainly based on a reduced ROE from 10.82% to 10.38% for the period from September 28, 2016 through December 31, 2019. The reduced ROE is based on a newly established 9.88% ROE plus the 50-point Regional Transmission Organization adder granted by the FERC on January 5, 2015. The FERC ruling is subject to rehearing requests.

Wholesale electric revenues decreased $2.7 million resulting from a 27.0% decrease in wholesale kwh sales due to fewer opportunities for wholesale sales as Coyote Station was offline during the second quarter of 2019 due to an extended maintenance outage and Hoot Lake Plant Unit 2 was offline for maintenance and repairs in June and July 2019. The decrease in revenues also resulted from decreased regional market demand in the third quarter of 2019 due to cooler summer weather, which drove down wholesale electricity prices.

Electric Costs and Expenses

Production fuel costs decreased $7.6 million mainly as a result of a 16.4% decrease in kwhs generated from our fuel-burning plants due to the maintenance outage at Coyote Station and due to maintenance and repairs at Hoot Lake Plant as noted above. The decrease in fuel costs related to the decrease in generation was partially offset by a 6.1% increase in the cost of fuel per kwh generated at Otter Tail Power Company’s fuel-burning plants. The increased cost-per-kwh generated is mostly due to higher absorption of Coyote Creek Mining Company’s fixed coal mining costs on less delivered fuel to Coyote Station during its planned spring 2019 maintenance outage.

The cost of purchased power to serve retail customers increased $3.7 million due to a 23.1% increase in kwhs purchased as a result of purchasing replacement power during the maintenance outages at Coyote Station and Hoot Lake Plant. The increase in kwh purchases was partially offset by a 5.1% decrease in kwh purchases in the fourth quarter of 2019 related to Big Stone Plant’s availability during the fourth quarter of 2019 compared to the same period last year when the plant was down for scheduled maintenance. The increased costs due to the increase in kwhs purchased were partially mitigated by a 14.4% decrease in the cost per kwh purchased resulting from lower wholesale energy prices in 2019.

Electric operating and maintenance expenses decreased $2.0 million due to:

●	A $3.3 million decrease in external service costs at Big Stone Plant primarily related to its fall 2018 maintenance outage.

●	A $1.1 million decrease in expenses for vegetation and transmission line maintenance.

●	A $0.8 million decrease in software support costs and regulatory filing fees.

●	A $0.7 million reduction in employee benefits mainly related to decreased health insurance costs.

●	A $0.5 million decrease in expense related to an increase in overhead cost capitalization due to increased capital spending in 2019.

●	A $0.4 million decrease in pollution control expenses resulting from decreases in generation at both Coyote Station and Hoot Lake Plant during their 2019 maintenance outages.

These items were partially offset by:

●	A $2.4 million increase in external service costs related to Coyote Station's 2019 extended maintenance outage.

●	A $1.4 million increase in MISO transmission services expenses due to an increase in third-party multi-value projects in 2019.

●	A $0.7 million increase in costs at Hoot Lake Plant due to 2019 turbine repairs.

●	A $0.3 million increase in conservation program expenditures in 2019.

Depreciation expense increased $4.1 million due to capital additions including the Big Stone South–Ellendale 345kV transmission line energized in February 2019, the new customer information system put in service in 2019 and other recent transmission plant upgrades.

Property tax expense increased $0.2 million due to capital additions, mainly transmission assets, in South Dakota and Minnesota.

Income tax expense increased $7.2 million mainly due to an $11.8 million increase in Electric segment income before income taxes and a $3.1 million reduction in federal PTCs related to the expiration of PTCs on Otter Tail Power Company’s Ashtabula wind farm in November of 2018.

Manufacturing

(in thousands)	2019	2018	Change	% Change
Operating Revenues	$277,204	$268,409	$8,795	3.3
Net Income	12,899	12,839	60	0.5

BTD Manufacturing

BTD’s revenues increased $9.5 million due to growth in parts revenue of $12.3 million from increased sales to customers in recreational vehicle, construction, industrial, agricultural, and lawn and garden end markets, partially offset by reduced sales in energy end markets. Included in the parts revenue increase is the pass through of higher material costs of $0.7 million, with the remaining increase due to $11.6 million in higher sales volume. The increase in parts revenue was partially offset by a $2.8 million (31.9%) decrease in revenue from scrap metal sales due to a 28.2% decrease in scrap metal prices.

Cost of products sold at BTD increased $8.4 million including $11.8 million in increased material costs with $11.1 million due to the increased sales volume and $0.7 million passed through to customers. The increase in material costs combined with a $0.7 million increase in overhead costs was partially offset by a $4.1 million increase in reimbursements of tooling costs from customers.

The $1.1 million increase in gross margins on sales was partially offset by a $0.1 million increase in operating expenses. BTD’s depreciation expenses decreased $0.4 million as a result of certain assets reaching the ends of their depreciable lives. BTD’s income before income tax increased $1.3 million and its income tax expense decreased by $0.1 million, resulting in a $1.4 million increase in BTD’s net income in 2019 compared with 2018.

T.O. Plastics

T.O. Plastics’ revenues decreased $0.7 million due to a $0.7 million reduction in extrusion and other industrial sales, a $0.6 million decrease in sales to a customer bringing more production in house and a $0.2 million reduction in sales of horticultural containers, partially offset by a $0.5 million increase in life science product sales and a $0.3 million increase in sales of scrap material.

Cost of products sold at T.O. Plastics increased $1.1 million mainly due to increased labor costs driven in part by increased production hours and in part by wage increases. T.O. Plastics’ gross margin percentage decreased from 2018 to 2019 as a result of a customer’s decision to bring more production in house. Operating expenses increased $0.1 million.

T.O. Plastics’ income before income tax decreased $1.9 million and its income tax expense decreased by $0.5 million, resulting in a $1.4 million decrease in net income in 2019 compared with 2018.

Plastics

(in thousands)	2019	2018	Change	% Change
Operating Revenues	$183,257	$197,840	$(14,583)	(7.4)
Net Income	20,572	23,819	(3,247)	(13.6)

Plastics revenues and net income decreased $14.6 million and $3.2 million, respectively, due to a 4.2% decrease in pounds of polyvinyl chloride (PVC) pipe sold and a 3.3% decrease in PVC pipe prices. Wet weather conditions across our sales territory negatively impacted 2019 sales along with lower demand in the Midwest and West Coast states.

Cost of products sold decreased $8.9 million due to the decrease in sales volume and a 1.9% decrease in the cost per pound of pipe sold. The decrease in pipe prices net of the decrease in costs resulted in a 7.7% decrease in gross margin per pound of PVC pipe sold. Plastics segment operating expenses decreased $0.9 million mainly due to a decrease in incentive compensation related to decreased operating income. Plastics segment depreciation expense decreased $0.3 million.

Segment income tax expense decreased $1.4 million resulting in the $3.2 million decrease in year-over-year net income in the Plastics segment.

Corporate

(in thousands)	2019	2018	Change	% Change
Losses before Income Taxes	$11,189	$11,961	$(772)	(6.5)
Income Tax Savings	(5,519)	(3,217)	(2,302)	71.6
Net Loss	$5,670	$8,744	$(3,074)	(35.1)

Corporate costs before taxes decreased $0.8 million in 2019 compared to 2018 due to:

●	No contribution being made to the Otter Tail Corporation Foundation in 2019 as compared to a $2.0 million contribution commitment made at the end of 2018.

●	A $1.1 million non-taxable increase in corporate-owned life insurance cash surrender value.

●

A $1.2 million reduction in costs from an increase in corporate costs allocated to our operating companies, increased earnings from our captive insurance company, a decrease in post-retirement benefit non-service costs and other expense items.

These items were partially offset by:

●	A $2.7 million increase in employee benefit and incentive compensation costs largely due to increased health insurance costs.

●	A $0.8 million increase in interest expense reflecting higher average corporate short-term debt outstanding between the years.

Corporate income tax savings increased $2.3 million despite the decrease in corporate losses before income tax due to a $1.7 million reduction in uncertain tax positions and state net operating loss carryforwards between the years and an increase of $0.8 million in permanent differences primarily related to corporate-owned life insurance and employee benefits, partially offset by a $0.2 million reduction in tax savings due to lower corporate costs between the years.

Fourth Quarter 2019 Consolidated Results

(in thousands, except per share amounts)	4th Quarter 2019	4th Quarter 2018	Change	% Change
Operating Revenues	$215,676	$221,171	$(5,495)	(2.5)
Operating Income	$31,237	$23,407	$7,830	33.5
Income Before Income Taxes	$23,886	$14,542	$9,344	64.3
Income Tax Expense	3,534	381	3,153	827.6
Net Income	$20,352	$14,161	$6,191	43.7
Diluted earnings per share	$0.51	$0.35	$0.16	45.7

The increase in fourth quarter 2019 net income was driven by increases in Electric and Plastics segment net income and a decrease in Corporate’s net loss, partially offset by a decrease in Manufacturing segment net income.

Electric

●	Electric segment net income increased $2.6 million between quarters.

●	Retail revenues increased $1.1 million due to:

○	A $2.6 million increase in Minnesota Transmission Cost Recovery rider revenues due to recent investments in transmission infrastructure and transmission costs not currently recovered in base rates.

○	A $0.6 million increase in revenue related to the recovery of increased CIP expenditures and increased CIP incentive revenues in the fourth quarter of 2019 compared with the fourth quarter of 2018.

○	A $0.5 million increase in Minnesota RRA rider revenues due to increased cost recovery requirements resulting from the expiration of federal PTCs in November 2018 on a company-owned wind farm.

○	A $0.3 million increase in revenue mainly driven by a 0.7% increase in heating degree days quarter over quarter.

○

A $0.3 million increase in revenue related to the establishment of a generation cost recovery rider in North Dakota in 2019 to provide for a return on funds invested in Astoria Station during its construction phase.

partially offset by:

○

A $3.2 million decrease in revenue related to the recovery of decreased fuel and purchased power costs driven by an increase in purchased power in the fourth quarter of 2018 to provide replacement power during a 9-week scheduled fall maintenance outage at Big Stone Plant.

●

Transmission services revenues decreased $4.6 million mainly due to a $3.2 million decrease associated with reductions in capital spending and collections through the MISO tariff. Otter Tail Power Company also recorded an additional $1.4 million estimated refund obligation due to a November 21, 2019 FERC ruling related to the methodology used to determine the ROE component of transmission rates under the MISO Tariff. This amount is based mainly on a reduced ROE from 10.82% to 10.38% for the period from September 28, 2016 through December 31, 2019. The reduced ROE is based on a newly established 9.88% ROE plus the 50-point Regional Transmission Organization adder granted by FERC on January 5, 2015. The FERC ruling is subject to rehearing requests.

●	Wholesale electric revenues decreased $0.4 million despite a 4.1% increase in wholesale kwh sales due to a 35.6% decrease in wholesale electric prices.

●	Other miscellaneous electric revenues increased by $0.3 million.

●

Production fuel costs decreased $1.4 million as a result of a 4.1% decrease in kwhs generated at our fuel-burning plants and a 5.3% decrease in the cost-per-kwh generated. The decreased cost-per-kwh generated is a function of increased generation at Big Stone Plant, our lowest fuel-cost plant, combined with decreased generation from our higher fuel-cost plants, on a cost-per-kwh basis.

●

The cost of purchased power to serve retail customers decreased $5.4 million due to a 5.1% decrease in kwhs purchased and a 19.6% decrease in the cost-per-kwh purchased. The decrease in kwhs purchased is related to the increased availability of Big Stone Plant for the entire fourth quarter of 2019 compared to being down for scheduled maintenance for the first five weeks of fourth quarter 2018.

●	Electric operating and maintenance expense decreased $5.0 million including:

○

The reversal of a $2.7 million regulatory asset in the fourth quarter of 2018 related to deferred recovery of a tax-reform-related income tax adjustment due to updates of various state regulatory proceedings.

○	A $2.5 million decrease in Big Stone Plant contracted maintenance and material expenses primarily related to its 2018 fall maintenance outage.

○	A $1.0 million decrease in other plant materials and operating supplies and other various expense categories.

partially offset by:

○	A $0.7 million increase in MISO transmission service costs.

○	A $0.5 million increase in conservation program spending.

●

Depreciation and amortization expense increased $1.3 million due to recent capital additions including the Big Stone South–Ellendale 345kV transmission line energized in February 2019, the new customer information system put in service in 2019 and other recent transmission plant upgrades. Also, recent decreases in estimated salvage values for electrical transformers has resulted in increased depreciation rates and expense for those assets.

●	Electric segment property taxes decreased $0.4 million.

●

Income tax expense in the Electric segment increased $5.2 million due to a $7.8 million increase in Electric segment income before income taxes and the 2018 reduction in income tax expense due to the reversal of a $2.7 million charge to income tax expense recorded in the third quarter of 2018 related to deferred recovery of an income tax adjustment under tax reform due to various state regulatory proceedings.

Manufacturing

Net income from the Manufacturing segment decreased $1.2 million between quarters.

BTD’s revenues decreased $4.2 million due to a $2.7 million reduction in revenue from parts sales, including decreased sales in energy, agricultural and lawn and garden end markets, partially offset by increased sales in recreational vehicle and industrial end markets. Included in the parts revenue decrease is a $6.2 million decrease in material cost increases passed through to customers partially offset by an increase in revenue of $3.5 million due to higher sales volume. Revenue from scrap metal sales decreased $1.2 million due to a 43.4% decrease in scrap metal prices and a 19.2% decrease in scrap volume. BTD also recorded a net decrease in revenues from tooling and other sources of $0.3 million. Cost of products sold at BTD decreased $3.2 million including a $2.2 million decrease in material costs, a $1.5 million in decreased labor costs and a $0.6 decrease in other overhead costs, partially offset by a $1.1 million decrease in reimbursement of tooling costs from customers. BTD’s gross margin and income before income taxes both declined by $1.0 million, resulting in a $0.3 million decrease in income tax expense and $0.7 million decrease in net income between quarters.

T.O. Plastics’ revenues decreased $0.2 million mainly due to a reduction in product sales. Cost of products sold at T.O. Plastics increased $0.7 million mainly due to increased labor, material costs and equipment repairs. Operating expenses at T.O. Plastics decreased $0.3 million. T.O. Plastics’ net income before income tax decreased $0.6 million, resulting in a $0.5 million decrease in net income in the fourth quarter of 2019 compared with the fourth quarter of 2018.

Plastics

Plastics segment revenues and net income increased $2.6 million and $1.3 million, respectively, quarter-over-quarter due to a 10.4% increase in pounds of PVC pipe sold partially offset by a 3.1% decrease in PVC pipe prices. Cost of products sold increased $1.4 million due to the increase in sales volume partially offset by a 4.8% decrease in the cost per pound of pipe sold. The decrease in pipe prices net of the decrease in costs resulted in a 1.4% increase in gross margin per pound of PVC pipe sold. Plastics segment operating and depreciation expenses decreased $0.4 million and segment income tax expense increased $0.2 million resulting in the $1.3 million increase in quarter-over-quarter net income in the Plastics segment.

Corporate

Corporate costs, net-of-tax, decreased $3.4 million mainly due to a $1.5 million net-of-tax decrease in contributions to the Otter Tail Corporation Foundation and $1.9 million in changes to uncertain tax positions and state net operating loss carryforward and increases in the cash surrender value of corporate-owned life insurance.

2020 Business Outlook

We anticipate 2020 diluted earnings per share to be in the range of $2.22 to $2.37. The midpoint of the 2020 earnings per share guidance reflects a 6% growth rate off 2019 diluted earnings per share. Our 2020 diluted earnings per share guidance also includes $0.05 of dilution associated with the planned issuance of common equity under our At-the-Market Offering Program and Dividend Reinvestment and Employee Stock Purchase Plans to help fund our construction projects at Otter Tail Power Company.

We have taken into consideration strategies for improving future operating results, the cyclical nature of some of our businesses, and current regulatory factors facing our Electric segment. We expect capital expenditures for 2020 to be $385 million compared with actual cash used for capital expenditures of $207 million in 2019. Our Electric Segment accounts for 96% of our 2020 planned capital expenditures. The increase in our planned expenditures for 2020 is largely driven by the Merricourt Wind Energy Center (Merricourt) and Astoria Station natural gas-fired electric plant rate base projects.

Segment components of our 2020 diluted earnings per share guidance range compared with 2019 actual earnings are as follows.

	2019 EPS by	2020 EPS Guidance
	Segment	Low	High
Electric	$1.48	$1.67	$1.70
Manufacturing	$0.32	$0.31	$0.35
Plastics	$0.51	$0.43	$0.47
Corporate	($0.14)	($0.19)	($0.15)
Total	$2.17	$2.22	$2.37
Return on Equity	11.6%	11.0%	11.7%

The following items contribute to our earnings guidance for 2020.

●	We expect our Electric segment to provide approximately 75% of our consolidated earnings in 2020 with an increase over 2019 segment net income based on:

○

Capital spending on the Merricourt and Astoria Station rate base projects of $178 million and $81 million, respectively, in 2020. The Merricourt project has rider recovery mechanisms in place in Minnesota and South Dakota and in process for approval in North Dakota. The Astoria Station project has rider recovery mechanisms in place in South Dakota and North Dakota. This project earns AFUDC in Minnesota, is expected to be recovered through a rate case in Minnesota and has already been approved in our integrated resource plan.

○	Increased revenues related to $22 million in anticipated capital spending for self-funded generator interconnection agreements.

○	No planned generation plant outages for 2020. Plant outage costs totaled $3.1 million in 2019.

Partially offset by:

○	Normal weather in 2020. Weather favorably impacted 2019 earnings by $0.08 per share compared to normal.

○

Increased expenses caused in large part by a decrease in the discount rate used for the pension plan and a lower rate used for our long-term rate of return. The discount rate for 2020 is 3.47% compared with 4.50% for 2019. For each 25-basis-point decline in the discount rate, pension expense increases approximately $1,041,000. The assumed long-term rate of return for 2020 is 6.88% compared with 7.25% in 2019. Each 25-basis-point decline in this rate equates to approximately $734,000 in increased pension expense.

○	Higher depreciation and property tax expense due to large capital projects being put into service.

○

Increased interest costs associated with a full year’s interest expense on the $100 million of senior unsecured notes that were issued in October 2019 and interest on the $35 million and $40 million of senior unsecured notes expected to be issued in February and August of 2020, respectively.

●	We expect net income from our Manufacturing segment to be flat compared with 2019 based on:

○

Slightly lower earnings at BTD due to an expected decline in sales driven mostly by lower sales volumes in the recreational vehicle markets. Scrap revenues are expected to decline slightly as well based on lower sales volumes with scrap prices staying flat between the years.

○	An increase in earnings from T.O. Plastics mainly driven by year-over-year sales growth in horticulture, life science and industrial markets.

○

Backlog for the manufacturing companies of approximately $179 million for 2020 compared with $211 million one year ago. Raw material price deflation is driving backlog down by $19 million and the remaining $13 million decrease in backlog is volume driven.

●

We expect 2020 net income from our Plastics segment to be lower than 2019 based on lower expected operating margins in 2020. This is due to an expected decline in sale prices of pipe and flat year-over-year resin prices, partially offset by slightly higher sales volumes in 2020 compared to 2019.

●

Corporate costs, net of tax, are expected to be higher in 2020 compared with 2019 primarily driven by higher short-term borrowing costs at the corporate level and higher income tax expense, partially offset by lower employee benefit and health care costs.

The following table shows our 2019 capital expenditures and 2020 through 2024 anticipated capital expenditures and electric utility average rate base.

(in millions)	2019	2020	2021	2022	2023	2024	Total
Capital Expenditures:
Electric Segment:
Renewables and Natural Gas Generation		$260	$18	$51	$30	$--	$359
Technology and Infrastructure		7	18	47	54	43	169
Distribution Plant Replacements		22	27	34	25	26	134
Transmission (includes replacements)		61	26	8	13	9	117
Other		19	35	23	18	23	118
Total Electric Segment	$187	$369	$124	$163	$140	$101	$897
Manufacturing and Plastics Segments	20	16	18	17	19	17	87
Total Capital Expenditures	$207	$385	$142	$180	$159	$118	$984
Total Electric Utility Average Rate Base	$1,170	$1,418	$1,573	$1,634	$1,690	$1,739
Rate Base Growth		21.2%	10.9%	3.9%	3.4%	2.9%

The capital expenditure plan for the 2020-2024 time period calls for Electric segment capital expenditures of $897 million based on the need for additional wind and solar in rate base, capital spending for Astoria Station (part of our replacement solution for Hoot Lake Plant when it is retired in 2021), technology-related investments and distribution and transmission investments. Given this capital expenditure plan, our compounded annual growth rate in rate base is projected to be 8.2% over the 2019 to 2024 timeframe.

Execution on the currently anticipated Electric segment capital expenditure plan is expected to grow rate base and be a key driver in increasing utility earnings over the 2020 through 2024 timeframe.

CONFERENCE CALL AND WEBCAST

The corporation will host a live webcast on Tuesday, February 18, 2020, at 10:00 a.m. CT to discuss its financial and operating performance.

The presentation will be posted on our website before the webcast. To access the live webcast, go to www.ottertail.com/presentations.cfm and select “Webcast.” Please allow time prior to the call to visit the site and download any software needed to listen in. An archived copy of the webcast will be available on our website shortly after the call.

If you are interested in asking a question during the live webcast, call 877-312-8789. For listen-only mode, call 866-634-1342.

Risk Factors and Forward-Looking Statements that Could Affect Future Results

The information in this release includes certain forward-looking information, including 2020 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause our actual results to differ materially from those discussed in the forward-looking statements:

●	Federal and state environmental regulation could require us to incur substantial capital expenditures and increased operating costs.
●	Weather impacts, including normal seasonal fluctuation of weather, as well as extreme weather events that could be associated with climate change, could adversely affect our results of operations.

●	Volatile financial markets and changes in our debt ratings could restrict our ability to access capital and increase borrowing costs and pension plan and postretirement health care expenses.
●	Any significant impairment of our goodwill would cause a decrease in our asset values and a reduction in our net operating income.
●

The inability of our subsidiaries to provide sufficient earnings and cash flows to allow us to meet our financial obligations and debt covenants and pay dividends to our shareholders could have an adverse effect on the Company.

●

We rely on our information systems to conduct our business, and failure to protect these systems against security breaches or cyber-attacks could adversely affect our business and results of operations. Additionally, if these systems fail or become unavailable for any significant period, our business could be harmed.

●	Economic conditions could negatively impact our businesses.
●	If we are unable to achieve the organic growth we expect, our financial performance may be adversely affected.
●

Our plans to grow our businesses through capital projects, including infrastructure and new technology additions, or to grow or realign our businesses through acquisitions or dispositions may not be successful, which could result in poor financial performance.

●

We may, from time to time, sell assets to provide capital to fund investments in our electric utility business or for other corporate purposes, which could result in the recognition of a loss on the sale of any assets sold and other potential liabilities. The sale of any of our businesses also exposes us to additional risks associated with indemnification obligations under the applicable sales agreements and any related disputes.

●	Significant warranty claims and remediation costs in excess of amounts normally reserved for such items could adversely affect our results of operations and financial condition.
●	We are subject to risks associated with energy markets.
●

Changes in tax laws, as well as judgments and estimates used in the determination of tax-related asset and liability amounts, could materially adversely affect our business, financial condition, results of operations and prospects.

●

Four of our operating companies have single customers that provide a significant portion of the individual operating company’s and the business segment’s revenue. The loss of, or significant reduction in revenue from, any one of these customers would have a significant negative financial impact on the operating company and its business segment and could have a significant negative financial impact on the Company.

●

The inability to attract and retain a qualified workforce including, but not limited to, executive officers, key employees and employees with specialized skills could have an adverse effect on our operations.

●

We may experience fluctuations in revenues and expenses related to our electric operations, which may cause our financial results to fluctuate and could impair our ability to make distributions to shareholders or scheduled payments on our debt obligations, or to meet covenants under our borrowing agreements.

●	Actions by the regulators of our electric operations could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.
●

Our electric operations are subject to an extensive legal and regulatory framework under federal and state laws as well as regulations imposed by other organizations that may have a negative impact on our business and results of operations.

●

Our electric transmission and generation facilities could be vulnerable to cyber and physical attack that could impair our ability to provide electrical service to our customers or disrupt the U.S. bulk power system.

●

Our electric generating facilities are subject to operational risks that could result in early closure, unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

●

Regulation of generating plant emissions could affect our operating costs and the costs of supplying electricity to our customers and the economic viability of continued operation of certain of our steam-powered electric plants.

●	The long-range planning required for transmission and generation projects creates risks of increased costs and lower returns on investment when the project is finally completed.
●

Competition from foreign and domestic manufacturers, the price and availability of raw materials, trade policy and tariffs affecting prices and markets for raw material and manufactured products, prices and supply of scrap or recyclable material and general economic conditions could affect the revenues and earnings of our manufacturing businesses.

●	Economic conditions in the industries in which our customers operate can have an adverse impact on our results of operations and cash flows.
●	Our business and operating results may be adversely affected if we are not able to maintain our manufacturing, engineering and technological expertise.
●	Our manufacturing, painting and coating operations are subject to environmental, health and safety laws and regulations that could result in liabilities to us.
●

Our plastics operations are highly dependent on a limited number of vendors for PVC resin and a limited supply of PVC resin. The loss of a key vendor, or any interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for our plastics business.

●	We compete against many other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish our products from those of our competitors.
●	Changes in PVC resin prices can negatively affect our plastics business.

For a further discussion of these risk factors and cautionary statements, refer to reports we file with the Securities and Exchange Commission.

About the Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information are available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the quarters and years ended December 31, 2019 and 2018 in the following financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity, and Consolidated Statements of Cash Flows.

# # #

Otter Tail Corporation
Consolidated Statements of Income
in thousands, except share and per share amounts
(not audited)

	Quarter Ended December 31,		Year-to-Date December 31,
	2019	2018	2019	2018
Operating Revenues by Segment
Electric
Revenues from Contracts with Customers	$111,738	$115,805	$458,065	$450,694
Changes in Accrued Revenues under Alternative Revenue Programs	2,633	2,318	1,032	(439)
Total Electric Revenues	114,371	118,123	459,097	450,255
Manufacturing	60,164	64,566	277,204	268,409
Plastics	41,157	38,508	183,257	197,840
Intersegment Eliminations	(16)	(26)	(55)	(57)
Total Operating Revenues	215,676	221,171	919,503	916,447
Operating Expenses
Fuel and Purchased Power	31,027	37,788	131,322	135,170
Nonelectric Cost of Products Sold (depreciation included below)	77,794	78,868	355,119	354,559
Electric Operating and Maintenance Expense	39,422	44,421	153,529	155,534
Nonelectric Operating and Maintenance Expense	12,378	13,854	50,782	51,544
Depreciation and Amortization	19,857	18,450	78,086	74,666
Property Taxes – Electric	3,961	4,383	15,785	15,585
Total Operating Expenses	184,439	197,764	784,623	787,058
Operating Income (Loss) by Segment
Electric	24,682	17,520	98,417	88,031
Manufacturing	1,317	2,935	17,869	18,266
Plastics	7,790	6,207	28,439	32,917
Corporate	(2,552)	(3,255)	(9,845)	(9,825)
Total Operating Income	31,237	23,407	134,880	129,389
Interest Charges	8,221	7,811	31,411	30,408
Nonservice Cost Components of Postretirement Benefits	1,128	1,380	4,293	5,509
Other Income	1,998	326	5,112	3,461
Income Tax Expense	3,534	381	17,441	14,588
Net Income (Loss) by Segment
Electric	15,162	12,596	59,046	54,431
Manufacturing	912	2,070	12,899	12,839
Plastics	5,654	4,314	20,572	23,819
Corporate	(1,376)	(4,819)	(5,670)	(8,744)
Net Income	$20,352	$14,161	$86,847	$82,345
Average Number of Common Shares Outstanding
Basic	39,799,359	39,621,659	39,720,847	39,599,944
Diluted	40,047,568	39,922,467	39,953,826	39,892,196
Basic Earnings Per Common Share	$0.51	$0.36	$2.19	$2.08
Diluted Earnings Per Common Share	$0.51	$0.35	$2.17	$2.06

Otter Tail Corporation
Consolidated Balance Sheets
Assets
in thousands
(not audited)

	December 31,	December 31,
	2019	2018
Current Assets
Cash and Cash Equivalents	$21,199	$861
Accounts Receivable:
Trade—Net	77,947	75,144
Other	8,773	9,741
Inventories	97,851	106,270
Unbilled Receivables	20,911	23,626
Income Taxes Receivable	1,487	2,439
Regulatory Assets	21,650	17,225
Other	5,042	6,114
Total Current Assets	254,860	241,420
Investments	9,894	8,961
Other Assets	40,196	35,759
Goodwill	37,572	37,572
Other Intangibles—Net	11,290	12,450
Regulatory Assets	144,138	135,257
Right of Use Assets—Operating Leases	21,851	--
Plant
Electric Plant in Service	2,212,884	2,019,721
Nonelectric Operations	247,356	228,120
Construction Work in Progress	185,238	181,626
Total Gross Plant	2,645,478	2,429,467
Less Accumulated Depreciation and Amortization	891,684	848,369
Net Plant	1,753,794	1,581,098
Total	$2,273,595	$2,052,517

Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity
in thousands
(not audited)

	December 31,	December 31,
	2019	2018
Current Liabilities
Short-Term Debt	$6,000	$18,599
Current Maturities of Long-Term Debt	183	172
Accounts Payable	120,775	96,291
Accrued Salaries and Wages	22,730	24,857
Accrued Taxes	17,525	17,287
Regulatory Liabilities	7,480	738
Current Operating Lease Liabilities	4,136	--
Other Accrued Liabilities	10,912	12,149
Total Current Liabilities	189,741	170,093
Pensions Benefit Liability	98,970	98,358
Other Postretirement Benefits Liability	71,437	71,561
Long-Term Operating Lease Liabilities	18,193	--
Other Noncurrent Liabilities	30,833	24,326
Deferred Credits
Deferred Income Taxes	131,941	120,976
Deferred Tax Credits	18,626	19,974
Regulatory Liabilities	239,906	226,469
Other	2,885	1,895
Total Deferred Credits	393,358	369,314
Capitalization
Long-Term Debt—Net	689,581	590,002
Cumulative Preferred Shares	--	--
Cumulative Preference Shares	--	--
Common Equity
Common Shares, Par Value $5 Per Share	200,788	198,324
Premium on Common Shares	364,790	344,250
Retained Earnings	222,341	190,433
Accumulated Other Comprehensive Loss	(6,437)	(4,144)
Total Common Equity	781,482	728,863
Total Capitalization	1,471,063	1,318,865
Total	$2,273,595	$2,052,517

Otter Tail Corporation
Consolidated Statements of Cash Flows
in thousands
(not audited)

	For the Year Ended December 31,
	2019	2018
Cash Flows from Operating Activities
Net Income	$86,847	$82,345
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	78,086	74,666
Deferred Tax Credits	(1,348)	(1,405)
Deferred Income Taxes	11,507	19,224
Change in Deferred Debits and Other Assets	(15,502)	941
Discretionary Contribution to Pension Plan	(22,500)	(20,000)
Change in Noncurrent Liabilities and Deferred Credits	33,534	(2,414)
Allowance for Equity/Other Funds Used During Construction	(2,553)	(2,194)
Stock Compensation Expense – Equity Awards	5,958	4,441
Other—Net	76	--
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(1,860)	(8,559)
Change in Inventories	8,419	(18,236)
Change in Other Current Assets	2,919	(754)
Change in Payables and Other Current Liabilities	(171)	14,997
Change in Interest Payable and Income Taxes Receivable	1,625	396
Net Cash Provided by Operating Activities	185,037	143,448

Cash Flows from Investing Activities
Capital Expenditures	(207,365)	(105,425)
Proceeds from Disposal of Noncurrent Assets	8,519	2,378
Cash Used for Investments and Other Assets	(10,626)	(4,372)
Net Cash Used in Investing Activities	(209,472)	(107,419)

Cash Flows from Financing Activities
Change in Checks Written in Excess of Cash	(2,814)	(345)
Net Short-Term Debt Repayments	(12,599)	(93,772)
Proceeds from Issuance of Common Stock	20,338	--
Common Stock Issuance Expenses	(577)	(108)
Payments for Retirement of Capital Stock	(2,730)	(3,011)
Proceeds from Issuance of Long-Term Debt	100,000	100,000
Short-Term and Long-Term Debt Issuance Expenses	(950)	(761)
Payments for Retirement of Long-Term Debt	(172)	(189)
Dividends Paid	(55,723)	(53,198)
Net Cash Provided by (Used in) Financing Activities	44,773	(51,384)
Net Change in Cash and Cash Equivalents	20,338	(15,355)
Cash and Cash Equivalents at Beginning of Period	861	16,216
Cash and Cash Equivalents at End of Period	$21,199	$861